EXHIBIT NO. 99.1
The X-Change Corporation
File No. 002-41703
Form 8-K
Report date: August 16, 2010

PRESS RELEASE
FOR IMMEDIATE RELEASE

THE X-CHANGE CORPORATION ANNOUNCES THE ACQUISITION OF IPTV WORLD

LOS ANGELES, CA --AUGUST 16, 2010 -- The X-Change Corporation (OTC:XCHCD.qb), a multimedia, telephony, and e-commerce venture focused on various underserved ethnic communities in the United States and elsewhere, announced the pending acquisition of IPTV World, a company based in Los Angeles with hosting facilities in the famous One Wilshire carrier hotel. The acquisition is subject to the execution of a definitive agreement. As previously announced on March 11, 2010, X-Change intends to offer original and licensed video content that entertains and interests the communities it serves, delivering programming to Internet-connected set-top boxes that the company will sell or rent to its subscribers.

The name "IPTV World" is derived from the acronym of Internet Protocol Television, essentially, the delivery of live programming, time-shifted programming, and video on demand. Verizon FiOS(R) is IPTV, delivered through Verizon's private IP network. IPTV is a fast-growing segment of the market for at home television programming, growing from a $12 billion market in 2009 to an anticipated $38 billion in 2013. The company has identified underserved markets that represent significant opportunities for this service along with complementary goods and services. These markets may not be large enough to attract the attention of large service providers, but the populations the company serves in the US are substantial in number, largely homogeneous, and feeling the lack of culturally meaningful programming in their preferred languages.

ABOUT THE X-CHANGE CORPORATION

The X-Change Corporation is a publicly traded venture focused on various underserved communities in the United States and elsewhere, providing services tailored to our customers' cultural expectations and preferences. The Company intends to seek out or build complementary products that help it achieve its goals for growth and profitability.

FORWARD-LOOKING STATEMENTS

This Press Release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement containing works such as "anticipate," "seek," intend," "believe," "plan," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. The X-Change Corporation does not undertake any duty nor does it intend to update the results of these forward-looking statements.

CONTACT INFORMATION

Haviland Wright, President & CEO
Email: info@xchccorp.com
Tel: 1 (310) 916-9263
Web: www.xchccorp.com

Source: The X-Change Corporation

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